Exhibit 10.4

AMERIS BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT is adopted as of the 7th day of November, 2012 by and between AMERIS BANK, a bank duly organized under the laws of the State of Georgia (the “Bank”), and CINDI H. LEWIS, an individual resident of the State of Georgia (the “Employee”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article II hereof.

WHEREAS, the Bank wishes to retain the valuable services of its key executives and management and other highly compensated employees by providing attractive and competitive supplemental retirement income and death and other benefit programs to such employees;

WHEREAS, the Bank recognizes that it is in the best interest of both the Bank and such select employees to provide attractive employer-sponsored programs to ensure that such employees have sufficient retirement income for themselves and survivor income for their families and other dependents;

WHEREAS, tax-qualified retirement plans, with the applicable limitations on benefits, and employer contributions under the Code may be inadequate or inappropriate, and an employer-sponsored supplemental income plan may best provide such select employees appropriate levels of income continuation in the specific desired circumstances; and

WHEREAS, the Bank has determined that offering such a non-qualified benefit plan to retain the services of such key executives and management, including the Employee, is in the Bank’s best business interest, and the Bank is willing to provide such a plan to the Employee in return for his current and future services and wishes to provide the terms and conditions for such plan, which terms and conditions are set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

INTRODUCTION

1.1 Effective Date. The effective date of this Agreement is November 7, 2012.

1.2 Purpose. The purpose of this Agreement is to provide the Employee with certain supplemental benefits for retirement income and other income continuation needs for himself and his family and other dependents and to address limitations on total benefits payable under this Agreement, and to do so in such a manner as to retain the services of the Employee for a significant period in order to claim these supplemental benefits. This Agreement is intended to constitute a non-qualified “top-hat” plan under applicable Code sections; this Agreement constitutes an unfunded plan of deferred compensation maintained for a select group of management or highly compensated employees of the Bank pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA and an unfunded plan of deferred compensation under the Code.

1.3 Interpretation. Wherever appropriate, pronouns of any gender shall be deemed synonymous, as shall singular and plural pronouns. Headings of Articles and Sections are for convenience of reference only and are not to be considered in the construction or interpretation of this Agreement. References to Articles and Sections are to the Articles and Sections of this Agreement unless otherwise specified. This Agreement shall be interpreted and administered so as to give effect to its purpose as expressed in Section 1.2 and to qualify as a non-qualified, unfunded plan of deferred compensation in compliance with the requirements of Section 409A of the Code and the regulations promulgated thereunder, each as may be amended from time to time.

ARTICLE II

DEFINITIONS

Certain words and phrases are defined when first used in later paragraphs of this Agreement. The following terms, when used in this Agreement, shall have the following respective meanings:

2.1 “Accrued Liability” shall mean that portion of the Employee’s aggregate Normal Retirement Benefit payments as provided for herein that has been accrued on the books of the Bank at any specified time.

2.2 “Administrator” shall mean the person or persons described in Article VI who are charged with the day-to-day administration, interpretation and operation of this Agreement.

2.3 “Agreement” shall mean this Supplemental Executive Retirement Agreement, together with any and all amendments hereto.

2.4 “Bank” shall mean Ameris Bank and its successors or assigns, unless otherwise provided herein.

2.5 “Beneficiary” shall mean any person or trust, or combination, as last designated by the Employee during the Employee’s lifetime upon a “Beneficiary Designation Form,” provided by the Bank and filed with the Administrator, who is specifically named to be a direct or contingent recipient of all or a portion of the Employee’s benefits under this Agreement in the event of the Employee’s death. Such designation shall be revocable by the Employee at any time during the Employee’s lifetime without the consent of any Beneficiary, whether living or born thereafter. Unless expressly provided by law, the Beneficiary may not be designated or revoked and changed by the Employee in any other way. No Beneficiary designation or Beneficiary change shall be effective until received in writing and acknowledged according to established procedures and practices of the Bank. Should the Employee fail to designate the Beneficiary, the Beneficiary shall be the Employee’s estate.

2.6 “Board” shall mean the Board of Directors of the Bank as from time to time constituted.

2.7 “Claimant” has the meaning set forth in Section 6.7.

2.8 “Cause” shall have the meaning given thereto in any employment agreement then in effect between the Bank or the Holding Company and the Employee, or if no such agreement exists, “Cause” shall mean, as determined by the Board, the following:

A.	the commission of an act by the Employee involving gross negligence, willful misconduct or moral turpitude that is materially damaging to the business, customer relations, operations or prospects of the Bank or the Holding Company or that brings the Bank or the Holding Company into public disrepute or disgrace;

B.	the commission of an act by the Employee constituting dishonesty or fraud against the Bank or the Holding Company;

C.	the Employee is convicted of, or pleads guilty or nolo contendere to, any crime involving breach of trust or moral turpitude or any felony; or

D.	a consistent pattern of failure by the Employee to follow the reasonable written instructions or policies of the Employee’s supervisor or the Board.

2.9 “Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder, each as may be amended from time to time.

2.10 “Disability” shall mean that the Employee is (A) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (B) receiving income replacement benefits for a period of not less than three (3) months under an accident and health policy covering employees of the Bank, by reason of a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon the request of the Administrator, the Employee must submit proof to the Administrator of the Social Security Administration’s or the provider’s determination.

2.11 “Effective Date” shall mean the date set forth in Section 1.1.

2.12 “Employee” shall mean Cindi H. Lewis. For purposes of payment of survivor death benefits only, if any, the term “Employee” shall also include a surviving Beneficiary.

2.13 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.14 “Forfeiture” shall mean the loss of any portion of the Employee’s benefit resulting from the Employee’s termination from employment prior to the time the Employee becomes fully vested in the Employee’s benefit. Such term shall also mean any amounts of the Employee’s benefit lost due to the provisions of Section 4.2. All such Forfeiture amounts shall revert to the Bank and shall not be paid to or on account of the Employee or the Employee’s Beneficiary.

2.15 “Good Reason” shall have the meaning given thereto in any employment agreement then in effect between the Bank or the Holding Company and the Employee, or if no such agreement exists, “Good Reason” shall mean any of the following, provided that in such latter case, the Employee terminates the Employee’s employment for Good Reason within ninety (90) days following the initial existence of the condition giving rise to Good Reason termination, provides at least thirty (30) days advance written notice to the Bank explaining the basis for Good Reason and the Bank has not remedied such Good Reason within thirty (30) days following such notice:

A.	a material reduction in the Employee’s rate of regular compensation from the Bank;

B.	a relocation of the Employee’s principal place of employment by more than fifty (50) miles, other than to an office or location closer to the Employee’s home residence and except for required travel on Bank business to an extent substantially consistent with the Employee’s business travel obligations as of the date of relocation; or

C.	a material reduction in the Employee’s authority, duties, title or responsibilities, other than any change resulting solely from a change in the publicly-traded status of the Bank or the Holding Company.

2.16 “Holding Company” shall mean Ameris Bancorp, a Georgia corporation, or its successors.

2.17 “Leave of Absence” shall mean a temporary period of time, not to exceed six (6) consecutive calendar months, during which time the Employee shall not be an active employee of the Bank, but shall be treated for purposes of this Agreement as in continuous employment with the Bank, including for purposes of vesting. A Leave of Absence may be either paid or unpaid, but must be agreed to in writing by both the Bank and the Employee. A Leave of Absence that continues beyond six (6) consecutive months shall be treated as a voluntary Termination of Employment, subject to Section 3.3, as of the first date immediately following such six-month period for purposes of this Agreement.

2.18 “Normal Retirement Benefit” has the meaning set forth in Section 3.1.

2.19 “Plan Distribution” shall mean any distributions made to the Employee pursuant to this Agreement.

2.20 “Plan Year” shall mean the twelve (12) consecutive month period constituting a calendar year, beginning on January 1 and ending on December 31. However, in any partial year that does not begin on January 1, “Plan Year” shall also mean the period remaining in such partial year ending on December 31.

2.21 “Prohibited Disclosure” shall mean a material breach of any nondisclosure provision in any employment agreement or nondisclosure or similar restrictive covenant agreement then in effect between the Bank or the Holding Company and the Employee, or if no such agreement exists, “Prohibited Disclosure” means the actual disclosure of trade secrets, customer information or any other confidential or proprietary information of the Bank or the Holding Company to another business or businesses, including, without limitation, known competitors or other organizations or entities that compete with the Bank’s or the Holding Company’s business.

2.22 “Retirement Age” shall mean the Employee’s attainment of age sixty-five (65).

2.23 “Termination of Employment” shall mean the Employee’s “separation from service” with the Bank within the meaning of Section 409A of the Code.

2.24 “Trust” shall mean one or more grantor trusts (so-called “Rabbi Trusts”), if any, established pursuant to Sections 671 et. seq. of the Code and maintained by the Bank for its own administrative convenience in connection with the operation and administration of this Agreement and the management of any of its general assets set aside to help cover its financial obligations under this Agreement. Such Trust, if any, shall be governed by a separate agreement between the Bank and the Trustee. Any such assets held in such a Trust shall remain subject to the claims of the Bank’s general creditors. The Bank shall not be required to establish such a Trust, and may continue or discontinue such a Trust, if created, only subject to those limitations of termination and amendment as may be contained in the Trust agreement.

2.25 “Trustee” shall mean the party or parties named under any Trust agreement (and such successor and/or additional trustees) who shall possess such authority and discretion to hold, manage and control specified assets of the Bank in connection with the operation and administration of this Agreement as provided under the agreement between the Trust and the Bank.

2.26 “Years of Plan Service” shall mean the number of full calendar years the Employee has been employed by the Bank beginning on the Effective Date.

ARTICLE III

EMPLOYEE BENEFITS

3.1 Normal Retirement Benefit. Except as otherwise provided in Articles III and IV, upon achieving Retirement Age while employed by the Bank, the Employee shall be paid an annual benefit of $100,000 (the “Normal Retirement Benefit”) for a period of ten (10) years.

3.2 Death Benefit for Death Prior to Retirement Age. In the event of the Employee’s death while the Employee is employed by the Bank but prior to the Employee’s becoming entitled to receive Normal Retirement Benefit payments or other Plan Distributions, the Employee’s Beneficiary shall receive the Normal Retirement Benefit for a period of ten (10) years, commencing within thirty (30) days after receipt by the Bank of the Employee’s death certificate (but in no event later than ninety (90) days after the date of the Employee’s death). Such benefit shall be in lieu of and replacement for all other benefits provided for under this Agreement and shall be in full satisfaction of any and all benefits provided for under this Agreement.

3.3 Voluntary Termination of Employment Other Than for Good Reason. In the event of the Employee incurring a voluntary Termination of Employment prior to Retirement Age for any reason other than Good Reason (or as a result of the Employee’s death or Disability), the Bank shall pay the Employee the vested portion of the Accrued Liability determined as of the date of such Termination of Employment, as provided in Section 4.1. Such benefit amount shall be paid out ratably over a period of ten (10) years, commencing at Retirement Age. Such benefit shall be in lieu of and replacement for all other benefits provided for under this Agreement and shall be in full satisfaction of any and all benefits provided for under this Agreement.

3.4 Involuntary Termination of Employment Other Than for Cause and Voluntary Termination for Good Reason. In the event of the Employee incurring an involuntary Termination of Employment prior to Retirement Age for any reason other than Cause (or as a result of the Employee’s death or Disability), or a voluntary Termination of Employment for Good Reason, the Bank shall pay the Employee the entire Accrued Liability determined as of the date of such Termination of Employment. Such benefit amount shall be paid out ratably over a period of ten (10) years, commencing at Retirement Age. Such benefit shall be in lieu of and replacement for all other benefits provided for under this Agreement and shall be in full satisfaction of any and all benefits provided for under this Agreement.

3.5 Plan Termination. Subject to the provisions of Section 409A of the Code, in the event the Bank terminates the Agreement while the Employee is employed by the Bank but prior to the Employee’s becoming entitled to receive Normal Retirement Benefit payments or other Plan Distributions, the Bank shall pay the Employee the entire Accrued Liability determined as of the date of the Agreement’s termination. Such benefit amount shall be paid out ratably over a period of ten (10) years, commencing at Retirement Age. If the Employee or the Employee’s Beneficiary is already receiving Plan Distributions hereunder when the Agreement is terminated, then such termination shall have no impact on the continuation of such Plan Distributions pursuant to this Agreement. The payment of an Agreement termination benefit pursuant to this Section 3.5 shall be in lieu of and replacement for all other benefits provided for under this Agreement and shall be in full satisfaction of any and all benefits provided for under this Agreement.

3.6 Disability Benefit. In the event of the Employee incurring a Disability while the Employee is employed by the Bank but prior to the Employee’s becoming entitled to receive Normal Retirement Benefit payments, the Bank shall pay Employee the entire Accrued Liability in effect as of the date of Disability. Such benefit amount shall be paid out ratably over a period of five (5) years, commencing within sixty (60) days after the date the Disability has been determined. The payment of such benefit shall be in lieu of and in replacement for all other benefits provided for under this Agreement and shall be in full satisfaction of any and all benefits provided for under this Agreement.

ARTICLE IV

VESTING AND FORFEITURE

4.1 Vesting. In the event of the Employee incurring a voluntary Termination of Employment prior to Retirement Age for any reason other than Good Reason (or as a result of the Employee’s death or Disability), the Employee’s Accrued Liability benefit shall be subject to the following vesting schedule based on the Employee’s Years of Plan Service, and such benefit shall be adjusted, where appropriate, according to the level of vesting achieved as of the date of such termination:

Years of Plan Service	Vested Percentage
5 or less	0%
Greater than 5	100%

4.2 Forfeitures.

A.	Termination for Cause; Removal. If the Employee’s employment is terminated for Cause or the Employee becomes subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act, then the Employee shall forfeit all benefits (or the remainder thereof, if any) under this Agreement. Such forfeited amounts shall revert to the Bank and shall not be payable to, or for the benefit of, the Employee, any Beneficiary or any other person claiming benefits through such persons.

B.	Violation of Non-Competition and/or Nondisclosure Conditions. If the Employee (1) violates any non-competition, nondisclosure or similar restrictive covenant agreement, or similar covenants set forth in any employment agreement, then in effect between the Bank or the Holding Company and the Employee and to which the Employee is then subject, or (2) if no such agreement exists, engages in Prohibited Disclosure, whether before or after a Termination of Employment, then the Employee shall forfeit all unpaid benefits under this Agreement. The Employee’s compliance with the foregoing covenants and avoidance of Prohibited Disclosure is a pre-condition to the receipt of Plan Distributions prior to Retirement Age and to the continuation of any benefit payments under this Agreement after Plan Distributions have commenced (if payable in installments). Such forfeited amounts shall revert to the Bank and shall not be payable to, or for the benefit of, the Employee, any Beneficiary or any other person claiming benefits through such persons.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions. The Employee’s Plan Distributions shall be distributed only in accordance with the provisions of this Agreement and Section 409A of the Code.

5.2 Method of Payment. All Plan Distributions shall be made in cash, in U.S. currency. The Bank shall make all benefit payments to the Employee or the Employee’s Beneficiary directly, unless the Bank determines to create a Trust for its own administrative convenience. In such case, the Bank may direct the Trustee to make such payments directly to the Employee or the Employee’s Beneficiary. The payment of any benefits from any Trust by a Trustee shall not be a representation to the Employee of any actual or implied beneficial interest in any assets in such Trust. The Employee, the Employee’s Beneficiary and any other person claiming or receiving benefit payments hereunder remains a general unsecured creditor of the Bank as to such benefit payments.

5.3 Timing of Payment. With respect to payments of Plan Distributions to which the Employee or the Employee’s Beneficiary shall be entitled under Article III of this Agreement, the following provisions shall apply:

A.	Normal Retirement Benefit. Commencing the first day of the month following the Employee’s Retirement Age, the Bank shall pay the Employee the Normal Retirement Benefit in twelve (12) equal monthly installments. Such benefit shall continue to be paid annually for the period set forth in Section 3.1.

B.	Death of the Employee.

1.	Death Prior to Retirement Age. In the event of the Employee’s death while the Employee is employed by the Bank but prior to the Employee’s becoming entitled to receive Normal Retirement Benefit payments or other Plan Distributions, the Bank shall pay the Employee’s Beneficiary the Normal Retirement Benefit in twelve (12) equal monthly installments, commencing within thirty (30) days after receipt by the Bank of the Employee’s death certificate (but in no event later than ninety (90) days after the date of the Employee’s death). Such benefit shall continue to be paid annually for the period set forth in Section 3.2.

2.	Death Following Commencement of Plan Distributions. In the event of the Employee’s death after the commencement of Plan Distributions but before receiving all such Plan Distributions, the Bank shall distribute to the Employee’s Beneficiary the remaining Plan Distributions at the same time and in the same amounts that such Plan Distributions would have been distributed to the Employee had the Employee survived.

3.	Death Before Plan Distributions Commence. If the Employee is entitled to Plan Distributions under this Agreement but dies prior to the commencement of such Plan Distributions, then the Bank shall distribute to the Employee’s Beneficiary the same Plan Distributions at the same time and in the same amounts that such Plan Distributions would have been distributed to the Employee had the Employee survived.

C.	Voluntary Termination of Employment Other Than for Good Reason. In the event the Employee incurs a voluntary Termination of Employment prior to Retirement Age for any reason other than Good Reason (or as a result of the Employee’s death or Disability), the Bank shall pay the Employee each annual portion of the aggregate benefit amount set forth in Section 3.3 in twelve (12) equal monthly installments, commencing upon the first day of the month following the Employee’s Retirement Age. Such benefit shall continue to be paid for the period set forth in Section 3.3.

D.	Involuntary Termination of Employment Other Than for Cause and Voluntary Termination for Good Reason. In the event the Employee incurs an involuntary Termination of Employment prior to Retirement Age for any reason other than Cause (or as a result of the Employee’s death or Disability), or a voluntary Termination of Employment for Good Reason, the Bank shall pay the Employee each annual portion of the aggregate benefit amount set forth in Section 3.4 in twelve (12) equal monthly installments, commencing upon the first day of the month following the Employee’s Retirement Age. Such benefit shall continue to be paid for the period set forth in Section 3.4.

E.	Plan Termination. Subject to the provisions of Section 409A of the Code, in the event the Bank terminates the Agreement while the Employee is employed by the Bank but prior to the Employee’s becoming entitled to receive Normal Retirement Benefit payments or other Plan Distributions, the Bank shall pay the Employee each annual portion of the aggregate benefit amount set forth in Section 3.5 in twelve (12) equal monthly installments, commencing upon the first day of the month following the Employee’s Retirement Age. Such benefit shall continue to be paid for the period set forth in Section 3.5. If the Employee or the Employee’s Beneficiary is already receiving Plan Distributions when the Agreement is terminated, then such termination shall have no impact on the continuation of such benefits pursuant to this Agreement nor shall it result in any incremental benefits being paid to the Employee over and above the then existing Plan Distributions.

F.	Disability. In the event of the Employee incurring a Disability while the Employee is employed by the Bank but prior to the Employee’s becoming entitled to receive Normal Retirement Benefit payments, the Bank shall pay the Employee each annual portion of the aggregate benefit amount set forth in Section 3.6 in twelve (12) equal monthly installments, commencing within sixty (60) days after the date of Disability. Such benefit shall continue to be paid for the period set forth in Section 3.6.

5.4 Acceleration or Deferral. Acceleration or deferral of the time or schedule of any payment under the Agreement is not permitted except as may be provided by Section 409A of the Code and approved by the Bank and the Employee.

ARTICLE VI

ADMINISTRATION AND CLAIMS PROCEDURE

6.1 Duties of the Administrator. This Agreement shall be administered by an Administrator that shall consist of the Board or such committee or person(s) as the Board shall appoint. The Administrator shall administer this Agreement according to its express terms and shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions, including interpretations, of this Agreement as may arise in connection with the Agreement to the extent the exercise of such discretion and authority does not conflict with Section 409A of the Code and regulations thereunder. The Administrator shall be the “Plan Administrator” and “Named Fiduciary,” but only to the extent required by ERISA for “top-hat” plans.

6.2 Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Bank.

6.3 Binding Effect of Decisions. The decision or action of the Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

6.4 Indemnity of the Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members.

6.5 Bank Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the retirement, Disability, death or Termination of Employment of the Employee, and such other pertinent information as the Administrator may reasonably require.

6.6 Costs of the Plan. All the costs and expenses for administering and operating this Agreement shall be borne by the Bank. The Bank shall also bear the expense of any federal or state employment taxes in connection with this Agreement.

6.7 Claims Procedure.

A.	Claim. Benefits shall be paid in accordance with the terms of this Agreement. The Employee, any Beneficiary or any person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (a “Claimant”) may file a written request for such benefit with the Bank, setting forth his or her claim.

B.	Claim Decision. Upon the receipt of a claim, the Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. However, the Administrator may extend the reply period for an additional ninety (90) days for reasonable cause. Any claim not granted or denied within such time period shall be deemed to have been denied. If the claim is denied in whole or in part, then the Administrator shall provide written notice to the Claimant, setting forth:

1.	The reason or reasons for such denial;

2.	The reference to pertinent provisions of this Agreement on which such denial is based;

3.	A description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary;

4.	Steps to be taken if the Claimant wishes to submit the claim for review; and

5.	The time limits for requesting a review under subsequent provisions of this Section 6.7.

C.	Request for Review. Within sixty (60) days after the receipt by the Claimant of the Administrator’s written notice described above, the Claimant may request in writing that the Administrator review its prior determination. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Administrator. If the Claimant does not request a review of the Administrator’s determination within such sixty (60) day period, then such Claimant shall be barred and estopped from challenging the Administrator’s determination.

D.	Review of Decision. Within sixty (60) days after the Administrator’s receipt of a request for review, the Administrator shall review its prior determination. After considering all materials presented by the Claimant, the Administrator will render a written decision setting forth the reasons for the decision and containing references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, then the Administrator will so notify the Claimant and shall render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. Any claim not granted or denied within such time period will be deemed to have been denied.

ARTICLE VII

AMENDMENT AND MERGER

7.1 Amendment. This Agreement may be amended only by a written agreement signed by the Bank and the Employee. Notwithstanding the foregoing, the Bank may unilaterally amend this Agreement to comply with tax law, including, without limitation, Section 409A of the Code and any and all regulations and guidance promulgated thereunder. The foregoing authorization also includes such amendment as may be necessary to ensure that the Agreement is treated as a non-qualified plan under the Code and ERISA, or other laws applicable to a non-qualified plan, including, without limitation, the right to amend this Agreement so that any Trust, if applicable, created in conjunction with the Agreement will be treated as a grantor trust under Sections 671 through 679 of the Code, and to otherwise conform the Agreement’s provisions and such Trust, if applicable, to the requirements of any applicable law.

7.2 Consolidation/Merger/Reorganization. The Bank shall not enter into any consolidation, merger or reorganization transaction without the Bank obtaining from the successor-in-interest organization an agreement to an assignment and assumption of the obligations of the Bank under this Agreement by its successor-in-interest or surviving company or companies. Should such consolidation, merger or reorganization occur with such an assignment and assumption of the obligations hereunder, the term “Bank” as defined and used in this Agreement shall refer to the successor-in-interest or surviving company or companies, as the case may be.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Applicable Law. Except insofar as the law has been superseded by applicable federal law, Georgia law shall govern the construction, validity and administration of this Agreement. This Agreement is intended be a non-qualified unfunded plan of deferred compensation and any ambiguities in its construction shall be resolved in favor of an interpretation which will affect this intention.

8.2 Benefits Not Transferable or Assignable.

A.	Benefits under this Agreement shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, nor shall any such benefits be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to them. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge such benefits shall be void. This Section 8.2.A. shall also apply to the creation, assignment or recognition of a right to any benefit payable with respect to the Employee pursuant to a domestic relations order, including a qualified domestic relations order under Section 414(p) of the Code.

B.	The Bank may bring an action for a declaratory judgment if the Employee’s Beneficiary or any Beneficiary’s benefits hereunder are threatened to be attached by an order from any court. The Bank may seek such declaratory judgment in a court of competent jurisdiction to:

1.	Determine the proper recipient or recipients of the benefits to be paid under the Agreement;

2.	Protect the operation and consequences of the Agreement for the Bank and the Employee; and

3.	Request any other equitable relief the Bank in its sole judgment may feel appropriate.

Benefits which may become payable during the pendency of such an action shall, at the sole discretion of the Bank, either be Paid into the court as they become payable or held in a separate account subject to the court’s final distribution order. Any such delay shall comply in all respects with Section 409A of the Code.

8.3 Not an Employment Contract. This Agreement is not and shall not be deemed to constitute a contract between the Bank and the Employee for, or to be a consideration for, an inducement to, or a condition of, the employment of the Employee. Nothing contained in this Agreement shall give or be deemed to give the Employee the right to remain in the employment of the Bank or to interfere with the right of the Bank to discharge the Employee at any time. It is expressly understood by the parties that this Agreement relates to the payment of deferred compensation for the Employee’s services and is not intended to be an employment contract.

8.4 Notices.

A.	Any notices required or permitted hereunder shall be in writing and shall be deemed to be sufficiently given at the time when delivered personally or when mailed by certified or registered first class mail, postage prepaid, addressed to either party hereto as follows:

If to the Bank:

Ameris Bank

310 First Street SE

Moultrie, GA 31768

or such other address as communicated by the Bank to the Employee in future notices hereunder.

If to the Employee, at his last known address, as indicated by the records of the Bank, or to such changed address as the Employee may have fixed by notice hereunder.

B.	Any communication, benefit payment, statement of notice addressed to the Employee or any Beneficiary at the last post office address as shown on the Bank’s records shall be binding on the Employee or such Beneficiary for all purposes of this Agreement. The Bank, and a Trustee, if applicable, shall not be obligated to search for any Employee or any Beneficiary beyond sending a registered letter to such last known address.

8.5 Severability. This Agreement as contained in this document constitutes the entire agreement with the Employee as to the subject matter set forth herein. If any provision of this Agreement shall for any reason be invalid or unenforceable, the remaining provisions of this Agreement shall be carried into effect, unless the effect thereof would be to materially alter or defeat the purposes of this Agreement.

8.6 Employee is General Creditor with No Rights to Assets.

A.	The payments to the Employee or the Employee’s Beneficiary hereunder shall be made from assets that shall continue, for all purposes, to be a part of the general, unrestricted assets of the Bank, and no person shall have any interest in any such assets by virtue of the provisions of this Agreement. The Bank’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive a benefit from the Bank under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Bank, and no such person shall have nor acquire any legal or equitable right, or claim in or to any property or assets of the Bank. The Bank shall not be obligated under any circumstances to fund obligations under this Agreement.

B.	The Bank, in its sole discretion, may acquire and/or set aside assets or funds to support its financial obligations under this Agreement. No such acquisition or set-aside shall impair or derogate from the Bank’s direct obligation to the Employee or any Beneficiary under this Agreement. However, no Employee or Beneficiary shall be entitled to receive duplicate payments of any benefits provided hereunder because of the existence of such assets or funds.

C.	In the event that, in its discretion, the Bank purchases an asset(s) or insurance policy or policies insuring the life of the Employee to allow the Bank to recover the cost of providing benefits, in whole or in part hereunder, neither the Employee nor any Beneficiary shall have any rights whatsoever in such assets or insurance policies or in the proceeds therefrom. The Bank shall be the sole owner and beneficiary of any such assets or insurance policies and shall possess and may exercise all incidents of ownership therein. No such asset or policy, policies or other property shall be held in any trust either for the Employee or any other person nor as collateral security for any obligation of the Bank hereunder. The Employee’s participation in the acquisition of such assets or policy or policies shall not be a representation to the Employee or any Beneficiary of any beneficial interest or ownership in such assets, policy or policies.

8.7 No Trust Relationship Created. Nothing contained in this Agreement shall be deemed to create a trust of any kind or create any fiduciary relationship between the Bank and the Employee, any Beneficiary, any other Beneficiaries of the Employee, or any other person claiming benefits through any such persons. Funds allocated hereunder shall continue for all purposes to be part of the general assets and funds of the Bank, and no person other than the Bank shall have, by virtue of the provisions of this Agreement, any beneficial interest in such assets and funds. The creation of a grantor trust under the Code to hold such assets or funds for the administrative convenience of the Bank shall in no way represent to the Employee or Beneficiary a property or beneficial ownership interest in such assets.

8.8 Agreement between the Bank and Employee Only. This Agreement is solely between the Bank and the Employee. The Employee, the Employee’s Beneficiary or estate or any other person claiming through the Employee, shall only have recourse against the Bank for enforcement of the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of each the Bank and its successors and assigns and the Employee and his or her heirs, executors, administrators and Beneficiaries.

8.9 Independence of Benefits. The benefits payable under this Agreement are for services already rendered or to be rendered and shall be independent of, and in addition to, any other benefits or compensation, whether by salary, bonus or otherwise, payable to the Employee under any compensation and/or benefit arrangements or plans, incentive cash compensations and stock plans and other retirement or welfare benefit plans, that now exist or may hereafter exist from time to time.

8.10 Unclaimed Property. Except as may be required by law, the Bank may take of any the following actions if it gives notice to the Employee or any Beneficiary of an entitlement to a benefit under this Agreement, and the Employee or Beneficiary fails to claim such benefit or fails to provide its location to the Bank within three (3) calendar years of such notice:

A.	Direct distribution of such benefits, in such proportions as the Bank may determine, to one or more or all, of the Employee’s next of kin, if the Bank knows their location; or

B.	Deem this benefit to be forfeited and paid to the Bank if the location of the Employee’s next of kin is not known. However, the Bank shall pay the benefit, unadjusted for gains or losses from the date of such forfeiture, to the Employee or Beneficiary who subsequently makes proper claim to the benefit.

The Bank and any Trustee, if applicable, shall not be liable to any person for payment made in accordance pursuant to applicable state unclaimed property laws.

8.11 Named Beneficiary. As long as this Agreement is in force, the Employee shall be entitled to specify or revoke and change the Beneficiary or Beneficiaries of a survivor benefit, if any, to be paid at the time of the Employee’s death according to procedures set out by the Bank.

8.12 Required Tax Withholding and Reporting. The Bank shall withhold and report federal, state and local income and other tax amounts in connection with this Agreement as may be required by law from time to time.

8.13 Discrepancies between this Agreement and Any Other Understanding. In the event of any discrepancies or ambiguities between the terms of this Agreement and any other understanding between the Bank and the Employee, the terms of this Agreement shall control.

8.14 Compliance with Section 409A of the Code.

A.	This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code. Nevertheless, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed, and neither the Bank nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other amounts owed by the Employee as a result of the application of Section 409A of the Code.

B.	For purposes of Section 409A of the Code, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Employee, directly or indirectly, designate the calendar year of payment.

C.

Notwithstanding any provision in this Agreement to the contrary, if, at the time of the Employee’s separation from service with the Bank, the Employee is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional taxes, interest, penalties or other amounts under

Section 409A of the Code, then the Bank will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) that are not otherwise exempt from Section 409A of the Code until the Bank’s first payroll date that is six (6) months following the Employee’s separation from service with the Bank. If any payments are postponed pursuant to this Section 8.14, then such postponed amounts will be paid in a lump sum to the Employee on the Bank’s first payroll date that occurs after the date that is six (6) months following the Employee’s separation from service. If the Employee dies during the postponement period prior to the payment of any postponed amount, then such amount shall be paid as provided herein within sixty (60) days after the date of the Employee’s death.

[Signature page follows.]

IN WITNESS WHEREOF, the Bank and the Employee have executed, or caused to be executed, this Agreement as of the date first set forth above.

BANK:

AMERIS BANK

By:	/s/ Edwin W. Hortman, Jr.
Name:	Edwin W. Hortman, Jr.
Title:	Chief Executive Officer

EMPLOYEE:

/s/ CINDI H. LEWIS
CINDI H. LEWIS